Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290471

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED NOVEMBER 17, 2025)

YD BIO LIMITED

Prospectus for

11,500,000 Ordinary Shares Issuable Upon Exercise of Public Warrants

59,136,934 Ordinary Shares by the Selling Shareholders

5,425,000 Ordinary Shares Issuable upon Exercise of Warrants

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated November 17, 2025 (as supplemented or amended from time to time, the “Prospectus”) of YD Bio Limited (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-290471), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on February 26, 2026 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time. You should read the entire Prospectus, this Prospectus Supplement and any amendments or other supplements carefully before making an investment decision.

Our Ordinary Shares are listed on the Global Market tier of The Nasdaq Stock Market LLC under the symbol “YDES.” On February 25, 2026, the last sale price for our Ordinary Shares as reported on the Global Market tier of The Nasdaq Stock Market LLC was $8.42 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 27, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Month of February 2026

Commission File Number: 001-42810

YD Bio Limited

12F., No. 3, Xingnan St.,

Nangang Dist.,

Taipei City 115001, Taiwan

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

 Entry Into a Strategic Partnership with YC Biotech Co., Ltd.

On February 24, 2026, YD Bio USA, Inc. (“YD Bio USA”), a subsidiary of YD Bio Limited (the “Company”), entered into a Master Strategic Alliance Agreement (the “Agreement”) with YC Biotech Co., Ltd. (“YC Biotech”), pursuant to which the parties established a strategic partnership to create a “Taiwan-U.S. Dual-Core” regulatory platform. This partnership will cover a broad range of projects involving the U.S. Food and Drug Administration (the “FDA”), including Investigational New Drug, New Drug Application, and Biologics License Application submissions.

Under the Agreement, YD Bio USA will serve as YC Biotech’s exclusive U.S. Agent and formal liaison with the FDA for YC Biotech’s Contract Research Organization clients in Asia. YC Biotech will lead project acquisition and technical execution for clients with U.S. regulatory requirements and provide support for regulatory submissions.

Issuance of Press Release

On February 25, 2026, the Company issued a press release announcing YD Bio USA’s entry into the Agreement, which is attached as Exhibit 99.1 to this Report on Form 6-K (this “Report”).

The information contained in this Report is hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (File No. 333-292554) to be a part thereof, to the extent not superseded by documents or reports subsequently filed or furnished. This Report, including Exhibit 99.1, shall not otherwise be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such filing.

Forward Looking Statements

Matters discussed in this report may constitute forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The words “believe”, “may”, “intends”, “expect”, “pending”, “will” and similar expressions identify forward-looking statements. The forward-looking statements in this report are based upon various assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations. Except as required by law, the Company disclaims any duty to update these forward-looking statements.

EXHIBIT INDEX

The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press Release, dated February 25, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

February 26, 2026

YD BIO LIMITED

By:	/s/ Edmund Hen
Name:	Edmund Hen
Title:	Chief Financial Officer

Exhibit 99.1

YD Bio Limited Announces Strategic Partnership with YC Biotech Co., Ltd. to Establish a Taiwan-U.S. Dual-Core Regulatory Platform

Taipei, Taiwan, Feb. 25, 2026 (GLOBE NEWSWIRE) -- YD Bio Limited (“YD Bio Ltd” or the “Company”) (Nasdaq: YDES), a biotechnology company advancing DNA methylation-based cancer detection technology and ophthalmologic innovations, today announced that its subsidiary YD Bio USA, Inc. (“YD Bio USA”) entered into a Master Strategic Alliance Agreement (the “Agreement”) with YC Biotech Co., Ltd. (“YC Biotech”) on February 24, 2026. This partnership represents a pivotal advancement in the Company’s mission, establishing YD Bio USA as the official strategic hub and exclusive U.S. Agent for regulatory applications to the U.S. Food and Drug Administration (the “FDA”) for YC Biotech’s Contract Research Organization (“CRO”) clients in Asia.

Pursuant to the Agreement, the partnership will cover FDA-related projects, including Investigational New Drug (“IND”), New Drug Application (“NDA”), and Biologics License Application (“BLA”) submissions, which will provide clients with a streamlined, integrated approach to navigating the complexities of the regulatory landscape. Through deep integration of YC Biotech’s execution capabilities in Asia and YD Bio USA’s experience engaging U.S. regulatory authorities, the companies will establish a “Taiwan-U.S. Dual-Core” regulatory platform.

Under the terms of the Agreement, YD Bio USA will serve as YC Biotech’s exclusive U.S. Agent and formal liaison with the FDA. In this role, YD Bio USA will manage official communications and correspondence with the FDA, represent sponsors in pre-IND and other formal regulatory meetings, provide high-level U.S. regulatory pathway strategies and positioning advice, and serve as compliance risk advisor. YD Bio USA will also coordinate FDA inspection readiness efforts to facilitate compliance with applicable U.S. regulatory requirements.

YC Biotech will lead project acquisition and technical execution for clients with U.S. regulatory requirements and provide support for regulatory submissions. YC Biotech’s responsibilities will also include preparation and drafting of comprehensive submission documentation, integration and scientific compilation of CMC (Chemistry, Manufacturing, and Controls) data, development of clinical protocols and regulatory content, overall project management to maintain timelines, and assembly of complete submission packages.

The collaboration will provide a one-stop solution for a broad range of FDA-related projects, including drug submissions such as IND, NDA, and BLA filings; medical device filings including Investigational Device Exemption (“IDE”), 510(k), De Novo, and Premarket Approval (“PMA”) submissions; and strategic advisory services such as pre-IND meeting facilitation, FDA inspection support, and ongoing regulatory strategy development.

A Scalable Platform Strategy

This partnership signifies a structural upgrade to YD Bio Ltd’s business model, shifting away from a single-project advisory focus to a scalable platform strategy. The collaboration is designed to serve as a foundation for future expansion, with the potential to absorb additional Asian CROs, extend services to the European Medicines Agency (EMA), and further develop a U.S. clinical network. This would also create a pathway towards a comprehensive cross-border regulatory alliance system, enabling simultaneous engagement with multiple non-U.S. partners, fostering long-term recurring collaborations, and strengthening the Company’s position within the U.S. regulatory ecosystem.

“We remain committed to fostering innovation and enhancing the success of our partners within the biopharma landscape,” stated Dr. Ethan Shen, Chairman of the Board and Chief Executive Officer of YD Bio Ltd. “This alliance with YC Biotech represents a strategic alignment that allows us to better serve our clients, paving the way for success in meeting regulatory challenges.”

“Our pipeline is already starting to reflect this momentum, with one project completing an INTERACT meeting, one completing a pre-IND meeting and another project completing an IND meeting. The Company will prioritize standardizing offerings, scaling operations, and formalizing partnership agreements to capture such recurring value. As we embark on this collaborative journey, both YD Bio Ltd and YC Biotech look forward to a partnership that enriches our service offerings and supports the success and growth of our clients.”

About YD Bio Limited

YD Bio Ltd is a U.S.-anchored public biotechnology company building an integrated healthcare platform across regulated diagnostics, clinical services, and commercial healthcare markets. The Company operates DNA methylation–based oncology testing programs in the United States under an LDT-first strategy and provides compliant life science distribution and clinical trial supply chain services to pharmaceutical and biotechnology partners. In addition, YD Bio Ltd maintains regulated ocular health commercialization operations and a consumer health distribution platform in Asia. Through strategic partnerships and scalable execution capabilities, the Company advances biomedical innovation with real-world clinical and commercial impact. For more information, please visit the Company’s website: ir.ydesgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, among others, statements about the partnership with YC Biotech, the anticipated benefits of such partnership, the Company’s strategy, and the future financial and operating performance of YD Bio Ltd. Forward-looking statements are based on current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Investors can identify these forward-looking statements by words or phrases such as “approximates,” “believes,” “designed to,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions. Actual results may differ materially due to a variety of factors, including regulatory decisions and feedback, the ability to achieve the anticipated benefits of the partnership with YC Biotech, and other risks and uncertainties described in YD Bio Ltd’s filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company undertakes no obligation to update any forward-looking statements, except as required by law. The Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC.

For investor and media inquiries, please contact:

YD Bio Limited

Investor Relations

Email: investor@ydesgroup.com

WFS Investor Relations Inc.

Email: services@wealthfsllc.com

Phone: +1 628 283 9214